Press Release

iStar Mourns the Passing of Board Member Robert W. Holman, Jr.

NEW YORK, May 30, 2019

It is with great sadness that iStar Inc. (NYSE: STAR) announces the unexpected death of Board member Robert W. Holman, Jr.

"Rob was a longstanding member of our Board and served iStar with great passion and commitment. He was steadfast in his belief in the company and always worked to find ways to help the company grow and prosper," said Jay Sugarman, Chairman and Chief Executive Officer of iStar. "Rob's deep knowledge of our business and creative thinking on a variety of issues that have been critical to iStar made him a highly valued member of the board. We will miss Rob as both a colleague and a friend."



Photo Credit: Leslie Hassler

Mr. Holman joined the iStar Board in 1999 following iStar's merger with TriNet Corporate Realty Trust Inc., a company co-founded and led by Mr. Holman. Mr. Holman served as a Founder, Senior Executive, Director, Owner or Board Advisor for numerous companies and civic organizations during his career.

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Company Contact:
Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com